UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2010

Global Gate Property Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52330	20-3305472
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2519 East Kentucky Ave. Denver, Colorado	80209
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (303)_660-6964

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirements of the registration under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4( c) under the Exchange Act (17 CFR 240.13e-4( c))

ITEM 7.01.  Regulation FD Disclosure.

 Memoranda of Understanding

Global Gate Property Corporation ("GGPC") is pleased to announce that it has signed a Memorandum of Understanding (“the Agreement”) with China’s largest dedicated forestry valuation company, Beijing Sino Forest Assets Appraisal Co Ltd (“BSFAA”), to work together on identifying opportunities in and promoting China’s forestry sector.

China is one of the largest users of forestry products in the world, a demand that is growing as its economy continues to expand.  Unable to meet demand from its own resources, China is the largest importer of wood pulp and logs in the world, and is actively looking at ways of promoting its own domestic industry to reduce its reliance on imports and meet any shortages in supply and rising costs.

BSFAA is China's largest dedicated forest resources assessment and professional assets appraisal firm.  Its core business is the valuation of forestry resources in China, including forestry land appraisal, asset transfer value assessment, forest ecosystem valuation, valuation of forest landscape resources, assessment of forest resources, asset loss valuation and forestry enterprises financing, capital operation, consulting and design.

BSFAA has more than 60 staff, with its headquarters in Beijing and operations in Heilongjiang, Jilin, Inner Mongolia, Yunnan, Guangdong, Guizhou, Hainan, enabling it to cover the key forestry sectors and markets in China.

Under the Agreement, GGPC will have access to BSFAA’s offices and network across China, and the parties will work together to identify investment opportunities, raise capital for projects and develop the forestry sector in China.

Gary Ohlbaum, Global Gate Property CEO, stated: “BSFAA has built up detailed knowledge of the sector and a network of contacts in China which we are looking to tap into to identify investment opportunities in this growing sector.  We have identified forestry land as one of several areas in the agriculture sector that we will invest in, with China the most attractive opportunity at present given its huge local demand for forestry products, and the possibility of capital growth for our investment from both China’s strong economic growth and under valued currency relative to the US dollar.”

Item 9.01.  Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release for Memorandum of Understanding

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL GATE PROPERTY CORP.

Date: December 1, 2010	By: /s/Gary S. Ohlbaum
Gary S. Ohlbaum
President, Chief Executive Officer and Chief Financial Officer